Access Person Code of Conduct

Effective Date: 01 March 2022 | Contact: Code_of_Ethics@vanguard.com

Background – Why This Access Person Code of Conduct Matters

Vanguard was founded with a singular focus on clients and serving their best interests, and this has been the foundation of our strong ethical culture. One way in which we consistently seek to earn and maintain the trust and loyalty of our clients is by adhering to the highest standards of ethical behavior. Acting with integrity and complying with applicable laws and regulations necessarily extends to your conduct in general and to your personal investing and trading activities in particular.

Some crew and contingent workers at Vanguard, by virtue of their role or department, are designated as an "Access Person" (i.e., an Advisor Access Person, Fund Access Person, or Investment Access Person) because they or their department are authorized to know about present or future transactions by Vanguard funds, or have the authority to influence those transactions, or otherwise have access to sensitive market or client activity. Because of that knowledge, authority, and access, Access Persons are subject to additional standards of business conduct, stricter personal investment rules, and greater oversight, among other things. These standards and rules, as set forth in this Access Person Code of Conduct (APCC)1, have been adopted with the goals of ensuring we comply with applicable law and avoiding conflicts of interest or the appearance of conflicts of interest. This is especially true regarding any potential conflicts of interest that could arise between the securities trading that Vanguard undertakes on behalf of the Vanguard funds or our clients and the personal securities trading by crew, contingent workers, and their household or family members.

Policy Coverage

To Whom Does the APCC Apply?

This policy2 applies to all crew members and contingent workers globally who are in a role that has been designated as an "Access Person" role. Certain provisions of this policy also apply to Associated Persons.

Are you an Access Person? Visit Appendix A to learn whether the role you're in is an Access Person role, and if so, which Access Person "designation" applies.

What about Non-Access Persons? Any crew member or contingent worker who is not in a role that has been designated as an Access Person role is a "Non-Access Person" and must comply with the Personal Investment Activity Policy for Non-Access Persons, not this policy.

Are you a contingent worker? A "contingent worker" is any person other than a crew member who provides services to or on behalf of Vanguard through staffing firms, consulting

1The APCC constitutes the code of ethics that the Vanguard funds have adopted in compliance with U.S. SEC Rules 17j-1 and 204A-1.

2The APCC is a policy that has been created and approved, and is governed, similar to other policies at Vanguard. As used herein, references to "this policy" mean the APCC.

firms, service providers, or as independent contractors. Like crew, a contingent worker can be in either an Access Person or Non-Access Person role.

What about Associated Persons? For U.S. crew and contingent workers who are Associated Persons (to reiterate, not Access Persons, but Associated Persons) under FINRA rules and regulations, please note you have additional investment-related obligations under the FINRA Licensing Policy, including the Securities Account Reporting Obligations for Associated Persons. Please review and comply with those documents, as well.

Policy Overview

There are four primary sections to this policy:

Section 1 – Standards of Business Conduct, sets forth rules and expectations regarding your behavior and conduct.

Section 2 – Personal Investment Activities, contains rules on how you and your Household or Family Members may own and trade securities for your own personal benefit. Note that some of these rules differ based on your Access Person designation. While the details are set forth in Section 2, at a high level there are four subsections applicable to you and your personal investment activities:

A – Reminders on who is covered B – Brokerage firms you may use C – Disclosure obligations

D – Investment and trading restrictions

Section 3 – Penalties and Sanctions, describes how violations of this policy are addressed and enforced.

Section 4 – Defined terms, provides definitions for the capitalized terms used in this policy.

Please carefully read the rest of this policy and ensure you understand and comply with its terms. Understanding and following this policy is one of the most important ways we can ensure our clients' interests always come first.

Be sure you are familiar with the following other Vanguard policies that relate to your ethical conduct and personal investment activities:

Standards of Conduct Policy

Conflicts of Interest Policy

Insider Trading Policy

Outside Business Activity Policy

Please also ensure you are familiar with Vanguard's Code of Ethical Conduct.

Policy Requirements

Section 1 – Standards of Business Conduct

Everyone at Vanguard is expected to promote high standards of integrity and manage the company's affairs honestly and ethically. We all have a personal responsibility to conduct ourselves

Vanguard

Ethical decision-making guide

Not sure? Consult your manager, or reference the Additional resources page.
In any ethical dilemma, ask yourself:
Is the activity legal?
Yes
Does the activity comply with Vanguard's Code and policies?
Yes
Is the activity consistent with Vanguard's values and aligned to the best interests of Vanguard's clients?
Yes
Would the activity reflect well on Vanguard's brand and reputation?
Yes
Would you feel good about the activity/decision if you had to explain it to your manager, Senior Staff, or Vanguard's Board of Directors?
Yes
The activity appears appropriate to move forward with the applicable next steps.
No
No
No
No
No
Stop—This action may result in serious legal, compliance, or other consequences for you, Vanguard, or our clients. Consider if any aspects of the activity need to be reported to the Compliance Department.

in a manner that reflects a commitment to ethics and compliance with all applicable laws and regulations. Doing so is part and parcel of Vanguard's mission to "take a stand for all investors, to treat them fairly, and to give them the best chance for investment success."

Putting these values into practice means having and adhering to expected standards of business conduct. The Vanguard policy that explains these standards is the Standards of Conduct Policy, which is incorporated herein by reference. You must comply with that policy, including the following standards of conduct that are explained therein:

1.Always put Vanguard clients' interests first and treat them fairly.

2.Avoid conflicts of interest.

3.Be candid and clear with clients and provide them with accurate information.

4.Comply with applicable laws, rules, regulations, and policies.

5.Comply with applicable professional standards.

6.Complete mandatory training and regularly certify that you are compliant with our policies.

7.Maintain accurate, timely, and complete business records.

8.Protect against fraud.

9.Lead by example.

10.Speak up.

At Vanguard, you are expected to always do the right thing. It sounds simple and it's usually very clear what doing the right thing entails. But sometimes it isn't. How do you make the best choice when facing difficult or unclear circumstances? How do you navigate an ethical dilemma?

In those situations, you should pause and reflect, and then work through the following "ethical decision-making guide." This guide will help you consider important questions before deciding whether or how to proceed with an action. It is not a substitute for this or any policy, and it may not tell you exactly what to do in every situation, but it can be used as a tool to help guide you when you face an ethical dilemma or a complex situation where the answer might not be clear.

If you're still in doubt as you work through the decision-making guide, err on the side of caution—ask questions, elevate the issue, and enlist the help of others to ensure we reach the right answer every time for Vanguard and our clients.

Speaking Up – As mentioned above, you are encouraged to help protect our clients, crew, and Vanguard by reporting concerns about ethics, financial or business integrity, information security and privacy, workplace practices, or alleged violations of policy, regulation, or law. Indeed, speaking up is one of the most effective ways to help ensure Vanguard maintains its high standards for ethics and compliance. To that end, if you become aware that you or anyone else violated any of the terms of this policy, you must contact Compliance immediately.

Likewise, it is your responsibility to know whether the role you are in is designated as an Access Person, and if so, which Access Person designation applies to you (visit the Appendix A to learn more). It is also your responsibility to know the policies and trading restrictions that apply to you accordingly, and to ask questions if you are unsure.

Section 2 – Personal Investment Activities

Introduction

Vanguard recognizes the importance to crew and contingent workers of being able to manage and develop their own financial resources through long-term investments and strategies. With that in mind, the rules and requirements set forth in this policy have been adopted with the goals of (1) ensuring we comply with all applicable laws and regulations, and (2) avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading that Vanguard undertakes on behalf of Vanguard funds or our clients and the personal securities trading or investing by crew, contingent workers, or their Household or Family Members (defined in Section 4, below). Our industry and Vanguard have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duty to clients.

Granted, the rules in this policy are demanding and strict and they may feel like an imposition. But at Vanguard, we take our ethical obligations very seriously, and the rules in this policy are intended to ensure that trading on behalf of Vanguard funds and clients are given priority over trading for your personal accounts, and that trades for your personal accounts do not adversely affect trades for our funds or clients.

Similarly, keep in mind that you must comply with applicable securities laws and must avoid taking personal advantage of your knowledge of securities activity in Vanguard funds or client accounts.

This policy includes specific restrictions on personal investing but cannot anticipate every fact pattern or situation. You should adhere to the spirit, and not just the letter, of this policy.

Compliance will keep all records relating to personal account trading as confidential as necessary. Information will be accessible within Compliance and may be reported to senior management or HR. Records may also need to be made available to Internal Audit and/or any regulator. All non-U.S. crew and contingent workers are required to sign a data consent / data privacy notice.

The Compliance Department reserves the right to monitor any and all investment or trading activity by you or by any Household or Family Member based on any information or system to which it has access.

Checklist

Given the complexity of this policy and the steps you must take to ensure you remain in compliance with it, we have created this brief checklist to help you keep track of your obligations. This is merely a summary, so be sure to comply with the full terms of this policy as well.

Checklist item

I know my Access Person "designation," and I am aware that this policy applies not only to me but also to my Household or Family Members

For the region where I work, I know what brokerage firm I and my Household or Family Members may use to maintain the accounts where I or they hold and trade Reportable Securities

For my Access Person designation, I know the initial and ongoing account and holdings disclosure obligations that apply to me and my Household or Family Members

Where this topic is covered in this policy Subsection 2-A – Who Is Covered Under this Policy

Subsection 2-B – Brokerage Firms You May

Use

Subsection 2-C – Disclosure Obligations

For my Access Person designation, I

know the rules and limitations for transacting securities in my personal accounts and those of my Household or Family Members

Subsections 2-D-1 and 2-D-2 – Investment

and Trading Restrictions

For Fund Access Person and Investment Access Person designations, I know how to seek trade preclearance

I know the penalties and sanctions that may apply for violations of any of the requirements under this policy

I understand the meaning of the defined terms used in this policy

Quick Tip:

Subsection 2-D-3 – How to Seek and Abide by Preclearance Requirements

Section 3 – Penalties and Sanctions

Section 4 – Defined Terms

The rules in this policy cover most of the personal investing situations you are likely to find. Yet it's always possible you will encounter a situation that isn't fully addressed by the rules. If that happens, you need to know what to do. The easiest way to make sure you are making the right decision is to follow these three principles:

1.Know the policy. If you think your situation isn't covered, check again. It never hurts to take a second look at the rules.

2.Seek guidance. Asking questions is always appropriate. Talk with your manager or contact Compliance if you're not sure about the policy requirements or how they apply to your situation.

3.Use sound judgment. Analyze the situation and weigh the options. Think about how your decision would look to someone outside of Vanguard.

Note for crew in China:

Because you may not have access to MCO, different systems and procedures are in place for you to disclose accounts and holdings. Please consult with your manager or the China Compliance team to learn more.

Subsection 2-A – Who Is Covered Under this Policy

As stated in the introduction to this policy, above, this policy applies to all crew members and contingent workers globally who are in a role that has been designated as an "Access Person" role.

Access Persons are covered – This policy applies to crew and contingent worker Access Persons and, in certain instances, to their Household or Family Members.

oAccess Persons – Please note that the specific trading prohibitions and reporting requirements vary depending on your Access Person "designation," meaning Advisor Access Person, Fund Access Person, or Investment Access Person. To learn the Access Person designation that applies to your role, visit Appendix A. Note further that, regardless of your designation, the Compliance Department has the authority, with appropriate notice to you, to apply to you any or all of the trading restrictions within this policy

oHousehold or Family Members – Certain aspects of this policy apply not only to you but to your Household or Family Members, as well. Why? Doing so is required by applicable law and regulations in many jurisdictions. It is also consistent with industry best practices and helps Vanguard ensure we are effectively monitoring and guarding against conflicts of interest and other issues. See Section 4, below, for the definition of Household or Family Members in the region where you work.

Non-Access Persons are not covered – If the role you are in is not an Access Person role, you do not need to comply with this policy; instead, with regard to your personal investments, you must comply with the Personal Investment Activity Policy for Non-Access Persons (and other applicable policies). Note, however, that in the event a Non-Access Person is a Household or Family Member of an Access Person, then the terms of this policy will apply to the Non-Access Person as a Household or Family Member hereunder and any conflicting terms of this policy will take precedence over the Personal Investment Activity Policy for Non-Access Persons.

Associated Persons also have obligations under other policies and documents – For U.S. crew and contingent workers who are deemed to be Associated Persons (to reiterate, not Access Persons, but Associated Persons) under the FINRA Licensing Policy, you have certain obligations under this policy and have additional investment-related obligations under the FINRA Licensing Policy and the Securities Account Reporting Obligations for Associated Persons.

Your designation may change – Keep in mind that your Access Person designation may change over time, for instance if you change roles, if there are changes made in your department, or if the Compliance Department determines a designation change is appropriate. You are advised to regularly consult the My Ethics and Compliance Resource Center available on CrewNet to check your designation.

Subsection 2-B – Brokerage Firms You May Use

The terms of Subsection 2-B apply to all Access Person designations.

The following requirements and restrictions on which brokerage firms you may use to hold and transact Reportable Securities apply to you based on whether you are a crew member or contingent worker and where you work:

U.S. Crew:Crew who are Access Persons employed in the U.S., and their Household or Family Members (parts (a) and (b) of that defined term only), must maintain and trade all Reportable Securities in a Vanguard Brokerage Account (VBA). This obligation does not apply to any Household or Family Members covered under part (c) of that defined term. See the Defined Terms in Section 4, below, for all definitions.

Securities or investments that are not "Reportable Securities" may be held in a brokerage account at the firm of your choice.

Employer-sponsored retirement accounts (e.g., 401(k) and 403(b)), 529 college savings plans, and Compliance-approved accounts (e.g., Approved Managed Accounts) may be held in a brokerage account at the firm of your choice. However, if you hold any Reportable Securities through any of those accounts, then such accounts are considered Covered Accounts under this policy and you are required to disclose them to Compliance under Subsection 2-C of this policy.

Newly hired U.S. crew who are Access Persons, and their Household or Family Members (parts (a) and (b) of that defined term only), must transfer any existing applicable Reportable Securities to a VBA by submitting a request or other applicable paperwork with Vanguard and each firm at which you have an existing applicable brokerage account within 60 days of your joining Vanguard. Visit Vanguard.com > Personal Investors > Open an Account to transfer assets from another firm to Vanguard.

For a more detailed list of Securities that must be held in a VBA, as well as

Securities that may be held elsewhere, visit the Appendices C-F.

Ex-U.S. Crew: Crew who are Access Persons employed outside the U.S., and their Household or Family Members, may maintain Reportable Securities (as well as Securities or investments that are not Reportable Securities) in a brokerage account or other type of account at the firm of their choice.

Contingent Workers, Contingent workers who are Access Persons may maintain Reportable

GloballySecurities (as well as Securities or investments that are not Reportable Securities) in a brokerage account at the firm of their choice.

Subsection 2-C – Disclosure Obligations

The terms of this Subsection 2-C apply to all Access Person designations and to all Associated Persons.

This policy requires the disclosure of a variety of account and holdings information to the Compliance Department for monitoring and oversight. This policy requires (1) an initial disclosure of information, and (2) periodic ongoing disclosures. Even if you do not have any personal brokerage account holdings or do not trade in Reportable Securities, you are still required to complete the necessary initial and periodic disclosures.

1. Initial Disclosure of Accounts and Holdings

Within ten (10) calendar days of joining Vanguard, or if applicable within ten (10) calendar days of moving from a Non-Access Person role at Vanguard into an Access Person role, all Access Persons and Associated Persons must disclose the following to Compliance:

(a)All Covered Accounts and all Reportable Securities held by you or a Household or Family Member;

(b)All Covered Accounts in which you exercise Investment Discretion;

(c)All Covered Accounts over which you exercise control (e.g., agent authority (full or limited), trustee, power of attorney authority, etc.);

(d)All accounts in which you have, or will acquire, Beneficial Ownership of Securities; and

(e)All accounts held by you and any Household or Family Member in which there are college saving plan products (including, in the U.S., 529 plans), annuity products, or other insurance products that, in turn, hold or invest in Vanguard Funds.

This includes Brokerage Accounts held at Vanguard, as well as those held at another financial institution. For clarity, you do not need to disclose an account or submit transaction confirmations or statements if the account does not have the ability to hold Securities – for example, a traditional checking, savings, or deposit account with a bank, credit union, or building society for holding cash would not need to be disclosed.

This information must be current as of no more than 45 calendar days before joining Vanguard.

To make this initial disclosure, you will receive an Initial Certification assignment by email to complete which will include a section to disclose Covered Accounts and all Reportable Securities by including account information in the "Account Attestation" section of the assignment and uploading corresponding account statements via MCO. You must complete and submit the Initial Certification within ten (10) calendar days of receiving it; the failure to do so may be considered a violation of this policy.

Note: We use an application called MyComplianceOffice, or MCO, to help manage this policy. You may use MCO to disclose accounts and holdings, and to secure trading permissions, if those obligations apply to you. Visit My Ethics and Compliance Resource Center on CrewNet for resources on how to access and use MCO

2. Ongoing Disclosure of Accounts, Transactions, and Duplicate Statements

After the Initial Disclosure, Access Persons and Associated Persons may need to disclose account and transaction information to Compliance on a periodic basis regarding Covered Accounts and any transactions in Reportable Securities made by you and your Household or Family Members.

Further, if at any time you or a Household or Family Member subsequently:

open, or intend to open, a Covered Account with a financial institution (e.g., broker, dealer, advisor, or any other professional money manager), or acquire holdings in Reportable Securities, or

have a preexisting Covered Account (including a Vanguard Brokerage Account) that becomes associated with you or a Household or Family Member (such as through marriage or inheritance or some other life event), or there becomes an account in which you acquire Beneficial Ownership of Securities, then you must notify Compliance as soon as possible (and in any event within 10 calendar days) and disclose these Covered Accounts and Reportable Securities by listing them and including associated information in the Accounts tab in MCO.

For U.S. crew, keep in mind that, as explained in Section 2-B of this policy above, you and your Household or Family Members (parts (a) and (b) of that defined term only) must maintain Reportable Securities in a VBA.

What and how to disclose this information:

For VBAs disclosed by U.S. crew as required under this policy, Compliance will receive transaction confirmations automatically. No additional action by you is needed to disclose transactions of Reportable Securities in VBAs you have disclosed.

For Covered Accounts and holdings of Reportable Securities held outside of Vanguard (including in any account that would require disclosure under Section 2- C(1) of this policy), it is your responsibility to ensure that duplicate statements and transaction confirmations are available to or delivered to Compliance:

oBecause Vanguard has file feed contracts in place with many brokerage firms worldwide, for many Covered Accounts you disclose the holdings and transactions information will be sent to Compliance electronically with no additional action needed by you.

oFor Covered Accounts held at firms where Vanguard does not have a file feed in place, you must do the following:

Contact the firm where your Covered Account is held and take steps to send duplicate statements and daily transaction confirmations (electronic or paper) to Vanguard. You do this often by making Vanguard Compliance an interested party and having duplicate statements and confirmations sent to the third party scanning service Vanguard uses, called "Earth Class Mail" at this address: Vanguard, c/o TerraNua, 9450 SW Gemini Drive #37880, Beaverton, OR, 97008-7105.

If the firm where your Covered Account is held is not able to send statements and daily transaction confirmations (electronic or paper) to Vanguard, you are required to scan and upload copies into the Trading Documents folder in MCO immediately after you receive them, unless you receive an exemption from this requirement from Compliance. You must ensure the documents you upload clearly show the firm/institution at which the account is held, the account number or ID, the account owner, and the account type.

If Compliance does not receive the information automatically via a file feed, you will receive email notifications on a calendar quarterly basis to complete a Quarterly Securities Transaction Report and thereby disclose Covered Accounts and Reportable Securities, via MCO. You must complete and submit that assignment within 30 calendar days; the failure to do so may be considered a violation of this policy.

On an annual basis (usually in January or February), you will receive an assignment from Compliance in which you must certify, among other things, that all Covered Accounts and Reportable Securities are recorded accurately in MCO.

3. Additional notes related to disclosures under this policy:

For clarity, you do not need to disclose an account or submit transaction confirmations or statements if the account does not have the ability to hold Securities (for example, a traditional checking, savings, or deposit account with a bank, credit union, or building society for holding cash would not need to be disclosed).

As stated above, U.S. crew and contingent workers who are Associated Persons are also required to comply with and are subject to the FINRA Licensing Policy and

Securities Account Reporting Obligations.

The Compliance Department will keep personal trading information confidential, but please note that such information may be accessible to authorized personnel within Compliance and may be reported to or summarized for senior management, HR, or the OGC for investigative purposes. Applicable records may also be provided to internal or external auditors and/or to any regulator if required. All ex-U.S. crew and contingent workers are required to sign a data consent / data privacy notice.

Please note that crew and contingent workers in Australia are required to disclose all transactions in VIA funds in MCO in the same manner as is required for Reportable Securities.

Subsection 2-D – Investment and Trading Restrictions

This Subsection 2-D contains three segments:

Segment 2-D-1 applies to all Access Person designations.

Segment 2-D-2 has terms and requirements that differ based on your Access Person designation.

oSegment 2-D-2(a): Advisor Access Person requirements

oSegment 2-D-2(b): Fund Access Person requirements

oSegment 2-D-2(c): Investment Access Person requirements

Segment 2-D-3 explains how to seek and abide by preclearance requirements, if applicable to your activity.

Segment 2-D-1: Rules and Limitations applicable to all Access Person designations

The terms of this Segment 2-D-1 apply to all Access Person designations.

(a)General Obligations

i)Comply with the law:

(1)You must comply with all applicable securities-related rules and laws.

(2)You may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a Security by a Vanguard Fund or Vanguard Client account or otherwise.

(3)You may not intentionally, recklessly, or negligently circulate false information or rumors that may affect the securities markets or may be perceived as market manipulation.

ii)Use of Information:

(1)You may not take personal advantage of knowledge of recent, impending, or planned Securities activities of the Vanguard Funds or their investment advisors or any Vanguard Client. You are prohibited from purchasing or selling—directly or indirectly—any Security or Related Security when you know that the Security is being purchased or sold, or considered for purchase or sale, by a Vanguard Fund (with the exception of an index fund) or by a Vanguard Client.

(2)You are subject to and must comply with the Insider Trading Policy and/or any similar policy of the Vanguard affiliate or region for which you work. Each of these policies is considered an integral part of your obligations under this policy. Each policy prohibits you from buying or selling any Security while in possession of material, nonpublic information about the issuer of the Security. The policies also prohibit you from communicating any nonpublic information about any Security or issuer of Securities to third parties.

(3)You must comply with the Confidential Information Policy, including that you may not share information with any third party about any planned, upcoming, or recently executed trading activity by any Vanguard Fund or Vanguard Client unless such information is publicly available through no action by you.

iii)Fund policies and excessive trading:

(1)When purchasing, exchanging, or redeeming shares of a Vanguard Fund, you must adhere to the policies and standards set forth in the fund's prospectus, or offering document, including policies on market-timing and frequent trading.

(2)Excessive trading in Covered Accounts is strongly discouraged. The Compliance Department reserves the right to monitor trading across all of your Covered Accounts, and may conduct scrutiny of any trades in your Covered Accounts where such trading may appear excessive in nature (including, but not limited to, if the number of trades is so frequent as to potentially impact your ability to carry out your assigned responsibilities or the trades involve positions that are disproportionate to your net assets). If Compliance in its sole discretion determines you have engaged in excessive trading, then Compliance may limit the number of trades allowed in your Covered Accounts during a given period. This Section 2-D-1(a)(iii)(2) does not apply to transactions in an Approved Managed Account.

iv)Beneficial ownership and discretion:

(1)The terms and restrictions of this policy apply to all Securities in which you have acquired or will acquire Beneficial Ownership.

(2)You must comply with these investment and trading restrictions with respect to any account you own as well as any account over which you have Investment Discretion or in which you have the authority to transact.

v)No circumvention – You are not permitted to assist, aid, or enable any other person in doing anything that you are prohibited from doing under this policy.

vi)Waivers:

(1)The Chief Compliance Officer may grant exceptions to this policy, including preclearance, other trading restrictions, and certain reporting requirements on a case-by-case basis if it is determined that (1) the proposed conduct involves no opportunity for abuse, (2) the proposed conduct does not conflict with Vanguard's interests, and (3) not granting an exception would result in an unfair or unjust outcome.

(2)The Chief Compliance Officer may waive the applicability of this policy for a contingent worker if the policy's requirements are covered through the applicable service provider's contract with Vanguard.

(b)Rules regarding specific investments or investment types:

i)Use of derivatives:

(1)You and your Household or Family Members may not use a derivative to avoid or circumvent a rule or requirement set forth in this policy. If something is prohibited by these rules, then it is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives.

(2)You and your Household or Family Members are permitted to trade futures or options on commodities.

ii)IPOs and ICOs:

(1)You and your Household or Family Members are prohibited from acquiring Securities in an Initial Public Offering (IPO) or Secondary Offering.

(2)You and your Household or Family Members are prohibited from participating in an Initial Coin Offering (ICO).

iii)Private Placements:

(1)You and your Household or Family Members are not permitted to invest in securities offered to potential investors in a Private Placement or other limited investment offering without first obtaining preclearance from Compliance.

(2)You must provide documentation describing the investment (e.g., offering memorandum, subscription documents, etc.) so as to enable Compliance to conduct a thorough review of the investment.

(3)Approval by Compliance may be granted or denied after a review of the facts and circumstances, including whether:

An investment in the securities is likely to result in future conflicts with Vanguard Client accounts.

You are being offered the opportunity due to your employment at, or association with, Vanguard.

(4)If you or your Household or Family Members receive approval to purchase Securities in a Private Placement, you must immediately inform Compliance if that Security goes to public offer or is pending listing on an exchange.

(5)To initiate the process for obtaining preclearance of a Private Placement, complete the Outside Business Activity request form (the form for U.S. crew is in LARS, and for ex-U.S. crew is in MCO).

iv)SPACs – You and your Household or Family Members are prohibited from acquiring a SPAC at any stage of its lifecycle (i.e., pre-IPO, IPO, pre-merger, post-merger).

v)Short-Selling – You are prohibited from selling short any Security that you do not own or from otherwise engaging in short-selling activities.

vi)Limit Orders – Same-day limit orders are permitted; however, good 'til cancelled orders (such as limit orders that stay open over the course of multiple trading days until a security reaches a specified market price) are not permitted.

vii)Digital Currencies and Related Investments – Refer to the Trading and Reporting Requirements for Digital Currency Investments and Activities for details on which digital currency account and product types are permitted, and what must be disclosed, under this policy.

(c)Short term trading in a Vanguard Fund (other than Vanguard ETFs):

i)Compliance may monitor trading in Vanguard Funds, other than Vanguard ETFs, and will review situations where Vanguard Fund shares are redeemed within 30 calendar days of purchase (a "short-term trade"). You may be required to relinquish to Vanguard any profit made on a short-term trade and will be subject to disciplinary action if Compliance determines the short-term trade was detrimental to a Vanguard Fund or a Vanguard Client or that there is a history of frequent trading by you or your Household or Family Members. For purposes of this paragraph:

(1)A redemption includes a redemption by any means, including an exchange out of a Vanguard Fund.

(2)This policy does not cover purchases and redemptions/sales (i) into or out of Vanguard money market funds, Vanguard short-term bond funds, or (ii) through an Automatic Investment Program.

ii)Nothing in this section is intended to replace, nullify, or modify any requirements imposed by a Vanguard Fund.

Segment 2-D-2: Specific Limitations and Prohibitions that Apply Based on Access Person Designation

The terms and requirements of this Segment 2-D-2 are in addition to the terms and requirement of Segment 2-D-1, and you must comply with the portions of this Segment 2-D-2 that apply to your Access Person designation. Note, an Access Person designation can apply to crew members or contingent workers.

Segment 2-D-2(a): Advisor Access Person requirements

The following terms and requirements apply to Advisor Access Persons only and are in addition to the terms and requirements of Segment 2-D-1:

Securities transactions for which you must obtain preclearance (meaning, approval from Compliance before transacting)

None. You are not required to obtain preclearance of any Covered Securities transactions by you or your Household or Family Members, except Private Placements as described above.

Prohibited Securities transactions

In addition to Segment 2-D-1, you are subject to the following restrictions with respect to any transaction in which you will acquire any direct or indirect Beneficial Ownership:

Short-Term Trading. You are prohibited from purchasing and then selling any Covered Security at a profit, as well as selling and then repurchasing a Covered Security at a lower price, within 60 calendar days. A last-in/first-out accounting methodology will be applied to a series of Security purchases when applying this rule. (Note, as stated, this is based on last- in/first-out accounting regardless of how you placed the trade or plan to report it for tax purposes.) If you realize profits on short-term trades, you will be required to relinquish the profits to Vanguard (exclusive of commissions). In addition, the trade will be recorded as a violation of this policy. For example: you would not be permitted to sell a Covered Security at $12 that you purchased within the prior 60 days for $10. Similarly, you would not be permitted to purchase a Covered Security at $10 that you had sold within the prior 60 days for $12.

Short-term trading on options. You may hold options on a Covered Security until you exercise the options or the options expire. However, you may not otherwise close any open positions within 60 calendar days. If you realize profits on such short-term trades, you must relinquish such profits to Vanguard (exclusive of commissions). In addition, the trade will be recorded as a violation of this policy. Note: These types of transactions can have unintended consequences.

For example, your call option could be assigned, causing the underlying Security to be called away within sixty (60) calendar days following the purchase of the Covered Security.

Visit the Appendix C for a table summarizing the trading and reporting requirements for Advisor Access Persons.

Segment 2-D-2(b): Fund Access Person requirements

The following terms and requirements apply to Fund Access Persons only and are in addition to the terms and requirements of Segment 2-D-1:

Securities transactions for which you must obtain preclearance (meaning, approval from Compliance before transacting)

Securities transactions that do not require preclearance

Is preclearance required for trades in an Approved Managed Account?

Yes, you must obtain, for yourself and on behalf of your Household or Family Members, preclearance for any transaction of a Covered Security by you or any Household or Family Member.

See Segment 2-D-3, below, for instructions on how to seek preclearance.

You are not required to obtain preclearance for the following:

Purchases or sales of Vanguard Funds. Purchases or sales where the person requesting preclearance has no direct or indirect influence or control over the account (e.g., you have a trust in your name but you are not the trustee who places the transaction, provided you have granted Investment Discretion to the trustee and there has been no prior communication between you and the trustee regarding the transaction).

Corporate actions in Covered Securities such as stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions. Purchases or sales made as a part of an Automatic Investment Program.

Purchases effected upon the exercise of Rights which were issued by an issuer pro rata to all holders of a class of its Securities, to the extent such Rights were acquired from such issuer.

Acquisitions of Covered Securities through gifts or bequests.

Visit the Appendix D for a table summarizing the trading and reporting requirements for Fund Access Persons.

No, you are not required to seek preclearance of a transaction in a Covered Security in an Approved Managed Account so long as you have no prior communication with the portfolio manager of that account in connection with that transaction.

Note, Vanguard PAS accounts generally do not qualify as Approved Managed Accounts because PAS account owners generally retain some level of investment discretion. Further, any trades of Covered Securities in a PAS account must be
precleared under this policy.
"Blackout period"	You may be subject to certain restrictions if you purchase or sell a
restrictions that may	Covered Security within seven (7) days before or after a
apply to personal	Vanguard Fund purchases or sells the same Covered Security or
trading in Covered	a Related Security (the "blackout period").
Securities	Purchasing or selling before a Vanguard Fund:

If you purchase a Covered Security within seven days before
a Vanguard Fund purchases the same Covered Security or a
Related Security, you may be required to hold the Covered
Security for 6 months before being permitted to sell the
Covered Security for a profit.
If you sell a Covered Security within seven days before a
Vanguard Fund sells the same Covered Security or a Related
Security, you may be required to relinquish to Vanguard any
profits earned from your sale of the Covered Security
(exclusive of commissions), where profits are calculated
based on the price that the Vanguard Fund received for
selling the Covered Security or a Related Security. Note:
Compliance will review your sale to determine if the
relinquishment is required. This decision will be based on
several factors, such as your role, access to fund trades, and the Covered Security sold.
Purchasing or selling after a Vanguard Fund:
In general, you will not receive preclearance to purchase a
Covered Security within seven days after a Vanguard Fund
trades the same Covered Security or a Related Security. If
you execute the transaction without receiving preclearance,
you will have violated this policy and must immediately sell the Covered Security and relinquish all profits received from the sale to Vanguard (exclusive of commissions).
In general, you will not receive preclearance to sell a Covered
Security within seven days after a Vanguard Fund trades the
same Covered Security or a Related Security. If you execute
the transaction without receiving preclearance, you will have violated this policy and must relinquish to Vanguard the
difference (exclusive of commissions) between the sale price you received and the Vanguard Fund's sale price (as long as
your sales price is higher), multiplied by the number of shares you sold.
In addition to these restrictions, local law may dictate the extent to which any gains must be relinquished.
Compliance may exempt from these restrictions certain trades during blackout periods that coincide with trading by certain
Vanguard Funds (e.g., index funds).

Prohibited Securities transactions

The blackout period restrictions set forth above will not apply to a Fund Access Person's sale of stock of any issuer which has a market capitalization that exceeds US$5 billion (or local currency equivalent), provided that the total value of any sales of the Security by the Fund Access Person do not exceed US$10,000 (or local currency equivalent) in any 30-day rolling period. Sales of securities of issuers with market capitalizations below US$5 billion, or that exceed US$10,000 in any 30-day rolling period, will continue to be subject to the blackout periods unless Compliance grants a waiver.

Compliance may waive the blackout period as it applies to the sale of a Covered Security if the Chief Compliance Officer determines its application creates a significant hardship to you (e.g., you need cash for a home purchase or to cover a major medical expense) and, in the opinion of the Chief Compliance Officer, satisfies the requirements for a waiver in the Waivers paragraph of Segment 2-D-1, above. Request and complete a

Hardship Waiver Request Form.

In addition to Segment 2-D-1, you are subject to the following restrictions with respect to any transaction in which you will acquire any direct or indirect Beneficial Ownership:

Futures and Options. You are prohibited from entering into, acquiring, or selling any Futures contract (including single stock futures) or any Option on any Security (including Options on ETFs, Digital Utility Tokens, Digital Security Tokens, and Digital Currencies).

Short-Term Trading. You are prohibited from purchasing and then selling any Covered Security at a profit, as well as selling and then repurchasing a Covered Security at a lower price, within 60 calendar days. A last-in/first-out accounting methodology will be applied to a series of Security purchases when applying this rule. (Note, as stated, this is based on last- in/first-out accounting regardless of how you placed the trade or plan to report it for tax purposes.) If you realize profits on short-term trades, you will be required to relinquish the profits to Vanguard (exclusive of commissions). In addition, the trade will be recorded as a violation of this policy. Example: You are not permitted to sell a security at $12 that you purchased within the prior 60 days for $10. Similarly, you are not permitted to purchase a security at $10 that you sold within the prior 60 days for $12.

Spread Bets. You are prohibited from participating in Spread Betting on Securities, indexes, interest rates, currencies, or commodities.

Segment 2-D-2(c): Investment Access Person requirements

The following terms and requirements apply to Investment Access Persons only and are in addition to the terms and requirements of Segment 2-D-1:

Securities transactions for which you must obtain preclearance (meaning, approval from Compliance before transacting)

Yes, you must obtain, for yourself and on behalf of your Household or Family Members, preclearance for any transaction of (i) a Covered Security, or (ii) a Vanguard ETF, by you or any Household or Family Member.

See Segment 2-D-3, below, for instructions on how to seek preclearance.

Securities transactions that do not require preclearance

Is preclearance required for trades in an Approved Managed Account?

You are not required to obtain preclearance for the following:

Purchases or sales of Vanguard Funds. (Reminder: The purchase or sale of Vanguard ETFs does require preclearance.)

Purchases or sales where the person requesting preclearance has no direct or indirect influence or control over the Covered Security (e.g., you have a trust in your name but you are not the trustee who places the transaction, provided you have granted Investment Discretion to the trustee and there has been no prior communication between you and the trustee regarding the transaction).

Corporate actions in Covered Securities such as stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions. Purchases or sales made as a part of an Automatic Investment Program.

Purchases effected upon the exercise of Rights which were issued by an issuer pro rata to all holders of a class of its Securities, to the extent such Rights were acquired from such issuer.

Acquisitions of Covered Securities through gifts or bequests.

Visit the Appendix for a table summarizing the trading and reporting requirements for Investment Access Persons.

No, you are not required to seek preclearance of a transaction in a Covered Security in an Approved Managed Account so long as you have no prior communication with the portfolio manager of that account in connection with that transaction.

Note, Vanguard PAS accounts generally do not qualify as Approved Managed Accounts because PAS account owners generally retain some level of investment discretion. Further, any trades of Covered Securities (but not trades of Vanguard ETFs) in a PAS account must be precleared under this policy.

"Blackout period" restrictions that may apply to personal trading in Covered Securities

You may be subject to certain restrictions if you purchase or sell a Covered Security within seven (7) days before or after a Vanguard Fund purchases or sells the same Covered Security or a Related Security (the "blackout period").

Purchasing or selling before a Vanguard Fund:

If you purchase a Covered Security within seven days before a Vanguard Fund purchases the same Covered Security or a Related Security, you may be required to hold the Covered Security for 6 months before being permitted to sell the Covered Security for a profit.

If you sell a Covered Security within seven days before a Vanguard Fund sells the same Covered Security or a Related Security, you may be required to relinquish to Vanguard any profits earned from your sale of the Covered Security (exclusive of commissions), where profits are calculated based on the price that the Vanguard Fund received for selling the Covered Security or a Related Security.

Purchasing or selling after a Vanguard Fund:

In general, you will not receive preclearance to purchase a Covered Security within seven days after a Vanguard Fund trades the same Covered Security or a Related Security. If you execute the transaction without receiving preclearance, you will have violated this policy and must immediately sell the Covered Security and relinquish all profits received from the sale to Vanguard (exclusive of commissions).

In general, you will not receive preclearance to sell a Covered Security within seven days after a Vanguard Fund trades the same Covered Security or a Related Security. If you execute the transaction without receiving preclearance, you will have violated this policy and must relinquish to Vanguard the difference (exclusive of commissions) between the sale price you received and the Vanguard Fund's sale price (as long as your sales price is higher), multiplied by the number of shares you sold.

In addition to these restrictions, local law may dictate the extent to which any gains must be relinquished.

Compliance may exempt from these restrictions certain trades during blackout periods that coincide with trading by certain Vanguard Funds (e.g., index funds).

Compliance may waive the blackout period as it applies to the sale of a Covered Security if the Chief Compliance Officer determines its application creates a significant hardship to you (e.g., you need cash for a home purchase or to cover a major medical expense) and, in the opinion of the Chief Compliance Officer, satisfies the requirements for a waiver in the Waivers

Prohibited Securities transactions

paragraph of Segment D-1, above. Request and complete

a Hardship Waiver Request Form.

In addition to Segment 2-D-1, you are subject to the following restrictions with respect to any transaction in which you will acquire any direct or indirect Beneficial Ownership:

Futures and Options. You are prohibited from entering into, acquiring, or selling any Futures contract (including single stock futures) or any Option on any Security (including Options on ETFs, Digital Utility Tokens, Digital Security Tokens, and Digital Currencies).

Short-Term Trading. You are prohibited from purchasing and then selling any Covered Security or a Vanguard ETF at a profit, as well as selling and then repurchasing a Covered Security or a Vanguard ETF at a lower price, within 60 calendar days. A last- in/first-out accounting methodology will be applied to a series of Security purchases when applying this rule. (Note, as stated, this is based on last-in/first-out accounting regardless of how you placed the trade or plan to report it for tax purposes.) If you realize profits on short-term trades, you will be required to relinquish the profits to Vanguard (exclusive of commissions). In addition, the trade will be recorded as a violation of this policy. Example: You are not permitted to sell a security at $12 that you purchased within the prior 60 days for $10. Similarly, you are not permitted to purchase a security at $10 that you sold within the prior 60 days for $12.

Spread Bets. You are prohibited from participating in Spread Betting on Securities, indexes, interest rates, currencies, or commodities.

Segment 2-D-3: How to Seek and Abide by Preclearance Requirements

If you are required to obtain preclearance of any trade or transaction under this policy, then the terms of this Segment 2-D-3 apply to that trade or transaction.

Preclearance representations.

By seeking preclearance, you will be deemed to be advising and representing to Compliance that you:

Do not possess any material, nonpublic information relating to the security.

Do not use knowledge of any proposed trade or investment program relating to the Vanguard Funds for personal benefit.

Believe the proposed trade is available to any market participant on the same terms.

How do I obtain preclearance?

Preclearance must be obtained via the "Personal Trade Pre-Clearance" path in MCO. Once the required information is submitted, your preclearance request will usually be approved or denied immediately. Transactions in Covered Securities (including, for Investment Access Persons, transactions in Vanguard ETFs) may not be executed before you receive approval.

As a reminder, preclearance of Private Placements is addressed in Segment 2-D-1 of this policy, above.

Attempting to gain approval after the transaction has occurred is not permitted. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of this policy. See Section 3 of this policy for more information regarding the sanctions that may be imposed as a result of a violation.

How long is my preclearance approval valid?

In the U.S.: Preclearance approval will expire at the end of the trading day on which it is issued (e.g., if you receive approval for a trade on Monday, it is effective until the market closes on that Monday). Preclearance for permitted limit orders is good for transactions on the same day that approval is granted only. If you receive approval for a limit order, it must be executed or expire at the close of regular trading on the same business day for which approval was granted. If you wish to execute the limit order after the close of regular trading on the day you received approval, you must submit a new preclearance request for the day you wish to execute the trade.

Outside the U.S.: If you receive approval, transactions must be executed no later than the end of trading on the next business day after the preclearance is granted. If the transaction is not placed within that time, you must submit a new request for approval before placing the transaction. If you preclear a limit order, that limit order must either be executed or expire at the end of the next business day. If you want to execute the order after the next business day period expires, you must resubmit your preclearance request.

Section 3 – Penalties and Sanctions

How we enforce this policy

The Compliance Department regularly reviews the forms, reports, and other information it receives. If these reviews turn up information that is incomplete, questionable, or potentially in violation of this policy, the Compliance Department will investigate the matter and may contact you. If it is determined that you or any of your Household or Family Members have violated this policy, the Compliance Department or another appropriate party may take action.

Violations

If the Compliance Department determines that there has been a violation, you may be subject to penalties and sanctions as described in this policy and otherwise as described in Action Policy and, for crew and contingent workers in Australia, the Managing Misconduct Policy. The Compliance Department will generally utilize a rolling 24-month period when evaluating whether and how to sanction a violation. Any violation of this policy may result in disciplinary action up to and including termination of employment.

Vanguard takes all policy violations seriously and at times provides the Vanguard Funds' board with a summary of actions taken in response to material violations of this policy and other policies. You should be aware that other securities laws and regulations not addressed by this policy may also apply to you, depending upon your role at Vanguard.

Exceptions

The Chief Compliance Officer or designee retains the discretion to interpret and grant exceptions to this policy and to decide how the rules apply to any given situation for the purpose of protecting the funds and being consistent with the general principles of this policy and the Code of Ethical Conduct.

In cases where exceptions to this policy are noted and you may qualify for them, you need to get prior written approval from the Compliance Department. If you believe that you have a situation that warrants an exception that is not discussed in this policy, you may submit a written request to the Compliance Department, which will consider your request and notify you of the outcome.

Section 4 – Defined Terms

The following definitions apply throughout this policy:

Access Person	Any person designated as an Investment Access Person, Fund Access
Person, or Advisor Access Person.
Approved Managed	An investment account where (i) the account is owned by an investor
Account	and overseen by a hired professional money manager, (ii) the investor has no trading discretion on the account, and (iii) Compliance has approved it as an Approved Managed Account.
Associated Person	Any person who conducts securities business on behalf of Vanguard
Marketing Corporation (VMC). This includes all FINRA-licensed contingent workers, as well as non-licensed contingent workers who perform certain operational and administrative functions for VMC.
Automatic Investment	A program in which regular periodic purchases (or withdrawals) are
Program	made automatically in (or from) Investment accounts, according to a predetermined schedule and allocation. An Automatic Investment
Program includes a dividend reinvestment plan.
Bankers' Acceptance	A time draft drawn on a commercial bank by a borrower usually in connection with an international commercial transaction. Bankers'
Acceptances are usually guaranteed by the bank.
Beneficial Ownership	The opportunity to directly or indirectly—through any contract, arrangement, understanding, relationship, or otherwise—share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security. For clarity, what you are deemed to have
Beneficial Ownership of includes the following:
Any Security owned individually by you.
Any Security owned by a Household or Family Member.
Any Security owned in joint tenancy, as tenants in common, or in other joint ownership arrangements.
Any Security in which a Household or Family Member has
Beneficial Ownership if the Security is held in a Covered Account over which you have decision making authority (for example, you act as a trustee, executor, or guardian or you provide Investment advice).
Your interest as a general partner or manager/member in
Securities held by a general or limited partnership or limited liability company.

Your interest as a member of an Investment club or an
organization that is formed for the purpose of investing in a pool of monies or Securities.
Your ownership of Securities as a trustee of a trust in which either you or a Household or Family Member has a vested interest in the principal or income of the trust or your ownership of a vested interest in a trust.
Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.
Bond	A debt obligation issued by a corporation, government, or government agency that entails repayment of the principal amount of the obligation at a future date, usually with interest.
Certificate	In Germany, a right or obligation issued by a bank where the payout profile or benefit of ownership depends upon or is tied to the performance of an agreed-upon underlying asset or security.
Certificate of Deposit	An insured, interest-bearing deposit at a bank that requires the depositor
(CD)	to keep the money invested for a specified period.
Commercial Paper	A promissory note issued by a large company in need of short-term financing.
Covered Account	Any Vanguard Fund account, any brokerage account, and any other type of account that holds, or is capable of holding, Reportable Securities.
Covered Security	Any Security (including through an IPO), but not including any:
Direct Obligations of a Government;
Bankers' Acceptances, Certificates of Deposit (CD), Commercial
Paper, and High-Quality Short-Term Debt Instruments, including
Repurchase Agreements;
Shares issued by Open-End Funds (although for European
subsidiaries, this is limited to UCITS schemes, a non-UCITS retail scheme, or another fund subject to supervision under the law of an
European Economic Area (EEA) state which is an index fund or which requires an equivalent level of risk spreading in their assets);
Life policies;
ETFs;
ETNs; or
Digital Currencies.
Debenture	An unsecured debt obligation backed only by the general credit of the borrower.
Digital Currency	A digital asset that: (1) serves solely as a store of value, a medium of exchange, or a unit of account; (2) is not issued or guaranteed by any jurisdiction, central bank, or public authority; (3) relies on algorithmic techniques to regulate the generation of new units of the digital asset;
and (4) has transactions involving the digital asset recorded on a decentralized network or distributed ledger (e.g., blockchain). Common examples of a Digital Currency are Bitcoin and Ether. A Digital Currency
is distinguishable from a Digital Security Token or a Digital Utility Token.
Digital Security Token	Any digital asset that is not a Digital Currency or Digital Utility Token. In general, a Digital Security Token may: (1) derive its value primarily from, or represent an interest in, a separate asset or pool of assets; or (2)
represent an interest in an enterprise or venture. A Digital Security
Token may provide owners or holders with voting rights, rights to distributions, or other rights associated with ownership. Digital Security

Tokens are generally held for speculative investment purposes and not to provide holders with access to a particular network, product, or service. Digital Security Tokens, like other investments, are generally not used as a medium of exchange.
Note, whether or not an asset is a Digital Security Token depends on specific facts and circumstances. Merely referring to an asset as a Digital
Currency or Digital Utility Token does not prevent the asset from being a
Digital Security Token. Furthermore, an asset may be a Digital Security
Token even if it has some purported utility. Please contact Compliance if you have any questions regarding whether an asset is a Digital Security
Token.
Digital Utility Token	A digital asset that (1) provides access to a particular network, product, or service; (2) derives its value primarily from providing access to a particular network, product, or service; and (3) does not function as a
Digital Currency or Digital Security Token.
Direct Obligation of a	A debt that is backed by the full taxing power of any government. These
Government	Securities are generally considered to be of the very highest quality.
ETF or Exchange-	An investment with characteristics of both mutual funds and individual
Traded Fund	stocks. Many ETFs track an index, a commodity, or a basket of assets.
Unlike mutual funds, ETFs can be traded throughout the day. ETFs often have lower expense ratios but must be purchased and sold through a broker, which means you may incur commissions.
ETN or Exchange-	A senior, unsecured, unsubordinated debt Security issued by a financial
Traded Note	institution, whose returns are based on the performance of an underlying index and backed only by the credit of the issuer. ETNs have a maturity date, but typically pay no periodic coupon interest and offer no principal protection. At maturity an ETN investor receives a cash payment linked to the performance of the corresponding index, less fees.
Futures / Futures	A contract to buy or sell specific amounts of a commodity or financial
Contract	instrument (such as grain, a currency, including foreign currencies and
Digital Currencies (e.g., Bitcoin), a Digital Security Token, or an index)
for an agreed-upon price at a certain time in the future. Sometimes the arrangements in a contract prescribe that settlements are made through cash payments, rather than the delivery of physical goods or Securities;
this is called Contract for Difference.
High-Quality Short-	An instrument that has a maturity at issuance of less than 366 days and
Term Debt Instrument	is rated in one of the two highest ratings categories by a nationally recognized statistical rating organization, or an instrument that is unrated but determined by Vanguard to be of comparable quality.
Household or Family	For the U.S., Australia, Canada, China, Hong Kong, and Mexico regions,
Member (U.S.,	the term "Household or Family Member" includes:
Australia, Canada,	a) Your spouse or domestic partner (an unrelated adult with whom
China, Hong Kong, and
Mexico)	you share your home and contribute to each other's support);
b) Any child of yours or of your spouse or domestic partner, provided that the child resides in the same household as or is financially dependent upon you; or
c) Any other individual over whose accounts you have control (e.g., agent authority (full or limited), trustee, power of attorney authority)
and to whose financial support you materially contribute.

For purposes of parts (a) and (b) of this definition, those persons may not be deemed Household or Family Members under this policy if you demonstrate, to the satisfaction of the Compliance Department, that you derive no economic benefit from, and exercise no control over, that person's accounts.
Household or Family	For Europe crew members, the term "Household or Family Member"
Member (Europe)	includes your spouse, domestic partner (an unrelated adult with whom you share your home and contribute to each other's support), and minor children, as well as relatives whether by blood, adoption, or marriage
(e.g., children, grandchildren, siblings, parents, parents-in-law, stepchildren) residing in the same household for at least one year prior to the date of the personal transaction.
Initial Coin Offering	An initial offer or sale of Digital Currencies or Digital Security Tokens.
(ICO)	Note, whether or not an offering is an ICO depends on specific facts and circumstances. Please contact Compliance before participating in an initial offering of a Digital Currency, Digital Security Token, or Digital
Utility Token
Initial Public Offering	A corporation's first offering of common stock to the public.
(IPO)
Investment Contract	Any contract, transaction, or scheme whereby a person invests money in a common enterprise and is led to expect profits solely from the efforts of the promoter or third party.
Investment Discretion	The authority an individual may exercise, with respect to investment control or trading discretion, on another person's account (e.g., executor, trustee, power of attorney).
Non-Access Person	Any person in a role that has not been designated as an Access Person role.
Note	A financial security that generally has a longer term than a bill, but a shorter term than a Bond. However, the duration of a note can vary significantly and may not always fall neatly into this categorization. Notes are similar to Bonds in that they are sold at, above, or below face (par)
value; make regular interest payments; and have a specified term until maturity.
Open-End Fund	A mutual fund that has an unlimited number of shares available for purchase.
Option	The right, but not the obligation, to buy (for a call option) or sell (for a put option) a specific amount of a given stock, commodity, currency, including foreign currencies and Digital Currencies (e.g., Bitcoin), index, or debt, at a specified price (the strike price) during a specified period or on one particular date.
Private Placement	A Security that is not registered or required to be registered under applicable securities laws. Private Placements are generally sold to a relatively small number of select investors (as opposed to a public issue, in which Securities are made available for sale on the open market) in order to raise capital. Private Placements may include, among others, interests in hedge funds (including limited partnership interests) and shares of private companies. Investors in Private Placements are usually banks, mutual funds, insurance companies, pension funds, hedge funds, and high net worth individuals. Private Placements are typically held or maintained outside of Vanguard.
Related Security	Any Security or instrument that provides economic exposure to the same company or entity—provided, however, that equity instruments will generally not be considered related to fixed income instruments (other than convertible Bonds) and vice versa. For example, all of the following instruments would be related to the common Stock of Company X:
Options, Futures, Rights, and Warrants on Company X common Stock;
preferred Stock issued by Company X; and Bonds convertible into
Company X common Stock. Similarly, different Bonds issued by
Company X would be related to one another.
Reportable Security	Any Covered Security, ETF, ETN, or Digital Security Token.
Repurchase Agreement	An arrangement by which the seller of an asset agrees, at the time of the sale, to buy back the asset at a specific price and, typically, on a given date (normally the next day).
Right	A Security giving stockholders entitlement to purchase new shares issued by the corporation issuer at a predetermined price (normally at a discount to the current market price) in proportion to the number of shares already owned. Rights are issued only for a short period of time, after which they expire.
Secondary Offering	The sale of new or closely held shares by a company that has already made an Initial Public Offering.
Security	Any Stock, Bond, money market instrument, Note, evidence of
indebtedness, Debenture, Warrant, Option, Right, Investment Contract,
ETF, ETN, Digital Currency that has been deemed to be a security by the US Securities and Exchange Commission, Certificate, or any other investment or interest commonly known as a Security.
SPAC (Special Purpose	A shell company or company with no commercial operations that is
Acquisition Company)	formed strictly to raise capital through an Initial Public Offering (IPO) for the purpose of acquiring an existing company.
Spread Betting	A way of trading that enables you to profit from movements in a wide range of markets from Securities to currencies, including foreign currencies and Digital Currencies, Digital Security Tokens, commodities, and interest rates. Spread betting allows you to trade on whether the price quoted for these financial instruments will go up or down.
Stock	A Security that represents part ownership, or equity, in a corporation.
Each share of stock is a proportional stake in the corporation's assets and profits, some of which could be paid out as dividends.
UCITS (Undertakings	A regulatory framework of the European Commission that creates a
for the Collective	harmonized regime throughout Europe for the management and sale of
Investment of	mutual funds. UCITS funds can be registered in Europe and sold to
Transferable	investors worldwide using unified regulatory and investor protection
Securities)	requirements.
Vanguard Client	The clients of VGI, or any of the International Subsidiaries, and investors in the Vanguard Funds, including the Vanguard Funds themselves.
Vanguard Fund	Vanguard mutual funds, Vanguard managed funds, Vanguard UCITS funds, Vanguard ETFs, and any other accounts sponsored or managed by Vanguard. This includes, but is not limited to, separately managed accounts and collective trusts.
Warrant	An entitlement to purchase a certain amount of common Stock at a set price (usually higher than the current price) during an extended period of time. Usually issued with a fixed-income security to enhance its marketability, a Warrant can be transferred, traded, or exercised by the holder.

Policy Compliance

Questions regarding this policy may be submitted to Code_of_Ethics@vanguard.com.

Please be aware of and comply with any supplemental policies that may apply to your role, department, or geographic region. Check with your manager for more information.

If you believe you may have breached this policy, you should immediately report it to your manager, notify the policy contact for your region, and work with them to take swift corrective action. Alternatively, you may report concerns regarding this policy via the Anonymous Reporting channel that Vanguard has arranged for your region. You are expected to cooperate with any research or investigation into conduct regarding this policy.

The Compliance Department is the owner of this policy. Any violations or potential violations of this policy may be investigated by the Compliance Department, and if it is determined that there has been a violation, you may be subject to penalties and sanctions as described in the Disciplinary Action Policy and, for crew and contingent workers in Australia, the Managing Misconduct Policy. Any violation of this policy may result in disciplinary action up to and including termination of employment.

Refer to the Policy Disclaimer Statement for more information.